MARRIOTT NEWS	Exhibit 99

CONTACT:
Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MITT ROMNEY JOINS MARRIOTT BOARD OF DIRECTORS

BETHESDA, MD - January 7, 2009 - Mitt Romney has been reappointed to the board of directors of Marriott International, Inc. (NYSE: MAR) the company said today.

Gov. Romney previously served on the Marriott International board from 1992 to 2002, when he resigned to run for governor of Massachusetts.

"Marriott will get tremendous benefit from the unique combination of strengths Gov. Romney brings," said J.W. "Bill" Marriott, Jr., chairman and chief executive officer of the company.  "We are delighted to again have access to his superlative business acumen and tremendous management expertise," he said.

"Gov. Romney has repeatedly demonstrated leadership and courage in successfully taking on difficult and complex issues in business, government and the non-profit sector," said Mr. Marriott.  "He will provide strong guidance as our company navigates the challenges of the dynamic global financial system and economy."

Gov. Romney said, "It is a great privilege to be asked to rejoin the Marriott board and I look forward to serving once again in that capacity. Marriott became one of the world's leading hotel companies because of its emphasis on service, quality and innovation. That same spirit will keep the company thriving, even during challenging economic times."

On the board, Gov. Romney, 61, will chair the newly formed finance committee, which will assist in the oversight of the company's financial performance and capital deployment.

Gov. Romney was elected the 70th governor of Massachusetts, serving from 2003 until his term ended in early 2007, and was a candidate for the Republican nomination for president of the United States in the 2008 elections.  From 1999 to 2002 Gov. Romney was the chief executive officer of the Salt Lake Winter Olympics Organizing Committee.

Earlier, Gov. Romney was chief executive officer of Bain Capital, a private equity company, from 1984 to 1999, and took a leave to serve as chief executive officer at Bain & Co., a management consulting firm, from 1990 to 1991. He was vice president at Bain & Co. from 1978 to 1984.

Active in community and civic affairs, Gov. Romney has served on the boards of such organizations as City Year and the Points of Light Foundation.  He received a B.A. from Brigham Young University in 1971, and received both an MBA from Harvard Business School and a J.D., cum laude, from Harvard Law School, in 1975.

Visit http://www.marriott.com/corporateinfo/boilerplate.mi for company information.

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